Exhibit 99.5

Projections, dated April 22, 2004

	Projected (FYE 12-31)
US$ Millions	2004	2005	2006	2007	2008	2009

Net Revenues
TAC	731.4	789.1	811.2	885.1	965.1	990.7

Marina	241.7	260.0	265.7	271.4	277.4	283.8
Indiana	136.1	139.4	139.4	138.9	138.0	138.6
Trump 29	3.9	3.9	3.9	3.9	3.9	3.9
TCH	381.7	403.3	409.0	414.3	419.3	426.3

Total	1,113.1	1,192.3	1,220.1	1,299.3	1,384.4	1,417.0

EBITDA
TAC	176.7	188.6	196.1	240.1	281.3	291.4

Marina	48.8	55.6	56.2	59.5	61.1	62.6
Indiana	33.2	33.7	33.3	34.0	33.8	33.9
Trump 29	3.9	3.9	3.9	3.9	3.9	3.9
TCH	86.0	93.2	93.5	97.5	98.9	100.5

Total	262.7	281.8	289.5	337.6	380.2	391.8

Capital Expenditures
TAC	89.5	208.9	158.4	112.5	68.9	69.9

Marina	33.4	37.8	17.4	17.9	18.3	18.7
Indiana	7.6	7.8	7.9	7.9	8.0	8.0
TCH	40.9	45.6	25.3	25.8	26.2	26.7

Total	130.4	254.5	183.7	138.2	95.1	96.5

The projections were based on the following assumptions, among others:

1.               The projections assumed that the proposed recapitalization of Trump Hotels & Casino Resorts, Inc. (the “Company”) and its subsidiaries would have occurred on September 30, 2004.  The proposed recapitalization was expected to contribute to increased capital expenditures in 2004 through 2007 and a normalized capital expenditure program in 2008 and 2009.

2.               The projections assumed that construction would begin on a new hotel tower at the Trump Taj Mahal Casino Resort in 2005, contributing to significant increases in revenues and EBITDA in 2007 through 2009.

3.               Revenue projections were based on 2.5% annual growth in revenues from slot machines and 1.0% annual growth in revenues from tables in the Atlantic City market from 2004 through 2009.

4.               The projections assumed that the Company’s Atlantic City properties would increase market share from 2004 through 2008 as a result of increased capital expenditures.

5.               The projections assumed continued revenue growth at the Trump Indiana Casino Hotel, reflecting recent trends.

6.               The projections assumed cost savings in 2004 and improved EBITDA margins in 2007 and 2008 due in part to economies of scale following the construction of a new tower at the Trump Taj Mahal Casino Resort.

7.               EBITDA projections assumed that corporate overhead costs were allocated 75% to Trump Atlantic City Associates and Trump Atlantic City Funding, Inc., and 25% to Trump Casino Holdings, LLC and Trump Casino Funding, Inc. (“TCH”).  Corporate costs allocated to TCH were further allocated 66.7% to Trump Marina and 33.3% to Trump Indiana.